Exhibit 10.5

AMALGAMATED FINANCIAL CORP. 2021 EQUITY INCENTIVE PLAN

PERFORMANCE UNIT AWARD AGREEMENT

Amalgamated Financial Corp. (the “Company”) hereby grants you restricted stock units through the Amalgamated Financial Corp. 2021 Equity Incentive Plan (the “Plan”), subject to certain restrictions as described herein (the “Award,” “Restricted Stock Units,” or “RSUs”).

Participant (“you”): _____________________		Date of Grant:

Number of Restricted Stock Units: _________, which are divided into:

○	Book Value Growth RSUs	________ [50% of FMV, rounded down]

○	Relative TSR RSUs	________ [remaining Shares]

Vesting Schedule. The vesting and forfeiture provisions that apply to your RSUs are described in the Plan and the attached Terms and Conditions. You will vest in your RSUs (in whole Shares, rounded down) based on the Company or one or more Subsidiaries’ achievement of the following Performance Measures during the designated Performance Periods so long as the following conditions are met as of the end of the applicable Performance Period: (a) you have not Separated from Service, (b) you have not provided notice to us of your resignation, and (c) we have not provided notice to you of your termination for Cause. Determination of the number of RSUs that vest based on achievement of each of the following Performance Measures is mutually exclusive.

(a)

Book Value Growth RSUs. RSUs (rounded down to the nearest whole Share) representing fifty percent (50%) of the total Fair Market Value of your Award on its Date of Grant (“Book Value Growth RSUs”) shall vest based on Adjusted Tangible Book Value Growth per Share over the Performance Period as follows:

Performance Period	Threshold Goal	Target Goal	Maximum Goal
Payout Level	50%	100%	150%

For purposes of this Award, “Adjusted Tangible Book Value Growth” means stockholders’ equity, excluding minority interests, preferred stock, goodwill, core deposit intangibles, mergers and acquisitions, share repurchases, non-core items (such as tax adjustments), dividends paid on Company stock, stock-based compensation expense, and other comprehensive income. The Performance Period for this measure will be _________, 20__ to __________, 20__ to align with the Company’s fiscal year.

(b)	Relative TSR RSUs. The remainder of your RSUs (“Relative TSR RSUs”) shall vest based on Relative TSR over the Performance Period as follows:

Performance Period	Threshold Goal	Target Goal	Maximum Goal
[________]	25th Percentile of Peers	50th Percentile of Peers	75th Percentile of Peers
Award Payout Level	50%	100%	150%

For purposes of this Award, “Relative TSR” means TSR (Share price appreciation plus accumulated dividends) measured relative to the S&P’s Global Industry Classification Standard (GICS) industry code of “Banks” (industry code 401010) with total assets between $3B and $7B, including all of the compensation peers set forth on Appendix A to this Award Agreement (provided that if any such compensation peer is acquired, declares bankruptcy or becomes subject to a regulatory takeover during the Performance Period, such compensation peer shall be assumed to have the lowest TSR of all compensation peers during the Performance Period). The end-price for TSR will the average closing price during the 30-day period ending on the last day of the Performance Period. The starting price will be the closing price on the last business day immediately preceding the start of the Performance Period. The Performance Period for this measure will begin on __________, 20__ and end on __________, 20__ in order to align the accounting value, grant value, and starting price for Participants.

The final number of Shares to be paid under your Award will be based on the extent to which each of the Performance Measures is achieved, with pro rata adjustment of Shares if achievement of Performance Measures exceeds the Threshold Goal and falls between the Threshold, Target and Maximum Goals.

Effect of Separation from Service. If you Separate from Service before the end of the applicable Performance Period for any reason you will forfeit all RSUs in which you have not yet vested as of your Separation from Service, unless:

•

Your Separation from Service is due to Disability or retirement (defined as age 65 with 5 continuous years of service with the Company or its Subsidiaries), and no Cause exists, in which case the unvested portion of your RSUs will continue to vest based on actual achievement of Performance Measures at the end of the applicable Performance Period as if you had not Separated from Service, subject to pro-ration based on the number of full months that you worked during each Performance Period prior to your Separation from Service as a percentage of the total Performance Period.

•

You die and no Cause exists, or you Separate from Service due to an involuntary termination from the Company and its Subsidiaries without Cause or due to your voluntary resignation for Good Reason and no Cause exists, in which case your RSUs will immediately vest based on target achievement of Performance Measures, subject to pro-ration based on the number of full months that you worked during the applicable Performance Period prior to your Separation from Service as a percentage of the total Performance Period.

•

You Separate from Service within one year following a Change in Control due to a Qualifying Termination (as defined in the Plan), in which case your RSUs will vest based on the Committee’s determination of actual performance and the Performance Measures will be determined as of (a) the most recent-completed fiscal quarter, for Adjusted Tangible Book Value

Growth, and (b) as of the date of the Change in Control, for Relative TSR. If actual performance cannot be determined, your RSUs will vest based on achievement of Performance Measures at Target Goal, subject to pro-ration based on the number of full months that you worked during the applicable Performance Period prior to your Separation from Service as a percentage of the total Performance Period.

If the Committee determines, at any time, that Cause exists at the time of your Separation from Service, all of your rights under this RSU Award will terminate immediately, you will forfeit all RSUs that have not yet vested as of the date of your Separation from Service, and the Company shall have the right to repurchase any Shares that you have already received as a result of RSUs that have already vested, at the lower of Fair Market Value or the price paid by you, all as described in the Plan. The existence of “Cause” will be determined in the sole discretion of the Committee (or if the Board has chosen to reserve such power, the Board).

Note, however, that except where there is a Change in Control, or you die or become Disabled, you will not vest in any portion of your Award prior to the first anniversary after its Date of Grant.

To the extent dividends are paid on Shares covered by your RSUs prior to the date they become vested, you will be entitled to receive those dividends upon the vesting of the applicable RSU.

Additional Terms. Your rights and duties and those of the Company under your Award are governed by the provisions of this Award Agreement, and the attached Terms and Conditions and Plan document, both of which are incorporated into this Award Agreement by reference. If there is any discrepancy between these documents, the Plan document will always govern.

This Award is designated as incentive compensation that is in addition to your regular cash wages. No amount of Common Stock or income received by you pursuant to this Award will be considered compensation for purposes of any severance or any pension, retirement, insurance or other employee benefit plan or program of the Company or any of its Subsidiaries. It will not be included in calculating any employment-related benefits to which you may be entitled from the Company or any Subsidiary. Participation in the Plan is discretionary and voluntary, and the Plan can be terminated at any time. This Award does not create a right or entitlement to future awards, whether pursuant to the Plan or otherwise.

The governing law for purposes of resolving any issue relating to this Award or the Plan shall be United States federal law and, where appropriate, the laws of the State of New York. Any dispute regarding this Award or the Plan shall be resolved by a court of law in the City of New York, State of New York.

Questions. If you have any questions regarding your Award, please see the enclosed Terms and Conditions and Plan document, or contact our Human Resources department.

AMALGAMATED FINANCIAL CORP.
By
[Name], [Title]

AMALGAMATED FINANCIAL CORP. 2021 EQUITY INCENTIVE PLAN

PERFORMANCE UNIT TERMS AND CONDITIONS

This document is intended to provide you some background on the Amalgamated Financial Corp. 2021 Equity Incentive Plan (the “Plan”) and to help you better understand the terms and conditions of the Restricted Stock Unit award (the “Award,” “Restricted Stock Units,” or “RSUs”) granted to you under the Plan. References in this document to “our,” “us,” “we,” and the “Company” are intended to refer to Amalgamated Financial Corp. Capitalized terms not defined in your Award Agreement or these Terms and Conditions have the meanings given to them in the Plan document.

Background

1.	How are Award recipients chosen?

Under our current process, the Compensation Committee (the “Committee”) approves executive equity awards, although the Committee may delegate the power to make non-officer awards to an Officer of the Company or any Subsidiary and the Board has the authority to reserve these powers to the full Board with respect to some or all eligible individuals.

2.	What is the value of my Award?

The value of each Share covered by your RSU Award is equal to the market price of one Share of Company Common Stock, and will have the same value as established on the exchange on which the Shares are traded.

Under current tax laws, you will be taxed on the market price of the Share(s) vesting under your RSU Award at the time the Shares (or in certain cases, their cash equivalent) are paid to you in settlement of your Award. We recommend that you consult your personal tax advisor to discuss the potential tax consequences to you of receiving this Award.

Note that no amount of cash or Common Stock received by you pursuant to your Award will be considered compensation for purposes of any severance or any pension, retirement, insurance or other employee benefit plan of the Company or any of its Subsidiaries.

Terms and Conditions

3.	When will my Restricted Stock Units vest?

Generally, your RSUs will vest (in whole Shares, rounded down) based on achievement of the Performance Measures during the Performance Periods, as set forth in your Award Agreement.

Your Award Agreement may provide for earlier vesting dates upon specific events. Please refer to your Award Agreement to see if special early vesting dates apply to your Restricted Stock.

The Committee may, in its sole discretion, choose to accelerate or extend the vesting of Awards in special circumstances.

4.	When do I receive payment?

As soon as administratively practical after the date the Performance Period applicable to your RSUs ends, as specified in your Award Agreement, the specified number of Shares of our Common Stock will be delivered to you for each RSU that vests. Delivery of Shares, either electronically or in certificate form (as we determine), will usually be made within approximately 30 days after such Performance Period end. Fractional shares will not be paid. In some cases, the Company may instead pay the cash equivalent of Shares to you.

By accepting this Award, you acknowledge that, except as may otherwise be provided in your Award Agreement, if you Separate from Service prior to the end of the Performance Periods, you will forfeit all of your unvested RSUs and any other rights associated with your unvested RSUs under the Plan.

5.	Do I have to pay any tax in connection with this RSU Award?

Yes, if you are a U.S. Employee, you are subject to federal (and in some cases, state and local) income taxes on the fair market value of your RSUs in the year that you are paid Shares of Common Stock (or in certain cases, their cash equivalent) in settlement of your Award. If you are a U.S. Employee, we are required under current federal (and some state and local) tax laws to withhold taxes from you. This may be accomplished by withholding whole Shares of Common Stock with an equivalent value. We will round down to the nearest whole Share. To the extent this Share withholding is not sufficient, or is prohibited or limited by applicable law, you will ultimately be responsible for any additional taxes due. If withholding is determined by us to be not possible or inadequate, we will have the right to require cash payment and/or make deductions from other payments due to you that are sufficient to satisfy these requirements. If you are a non-U.S. Employee, we will comply with the applicable country’s tax requirements.

You may not rely on the Company or any of its Subsidiaries, or any of their Officers, Directors or Employees, for tax or legal advice regarding this Award. We make no representations with respect to and hereby disclaim all responsibility as to the tax treatment of your Award.

6.	What are my rights as a stockholder with respect to my Restricted Stock Units?

Until you actually receive Shares (if any) in settlement of your Award, you will generally have no rights as a stockholder with respect to those Shares, such as the right to vote the Shares or the right to receive dividends, unless the Board has specifically provided otherwise in your Award Agreement.

7.	Are there restrictions on the transfer of my Restricted Stock Units?

You may not sell, transfer, pledge, assign, or otherwise alienate or hypothecate your RSUs, whether voluntarily or involuntarily, by operation of law or otherwise, except upon your death or as otherwise specifically provided in the Plan. If you die, your beneficiary or the personal representative of your estate can act on your behalf. Once you receive any Share, you will normally be entitled to all rights of ownership to such Share. Under certain circumstances described in the Plan, however, these rights may be delayed or subject to additional limitations or restrictions.

8.	How do I designate my beneficiary or beneficiaries?

You must obtain and file a completed beneficiary designation form with our Human Resources department. Each time you file a beneficiary designation form, all previously-filed beneficiary designation forms will be revoked and of no further force or effect. If you want to name multiple beneficiaries, all beneficiaries must be listed on a single beneficiary designation form (including attachments, if necessary). If you do not file a beneficiary designation form, benefits remaining unpaid at your death will be paid to your estate.

9.	Are there restrictions on the delivery and sale of Shares?

Shares issued to you upon the vesting of RSUs are subject to federal securities laws. In some cases, state or local securities laws may also apply. If the Board determines that certain registrations or filings are needed or desired to comply with these various securities laws, then we may delay the delivery of your Shares until the necessary approvals or filings are obtained. In order for us to meet an exemption from securities registration requirements, we may also require you to provide us with certain information, representations and warranties before we will issue Shares to you.

Where applicable, the certificates evidencing any Shares may contain wording (or otherwise as appropriate in electronic format) indicating that conditions, restrictions, rights and obligations apply.

10.	Does the receipt of my Award guarantee continued service with the Company or its Subsidiaries?

No. Neither the establishment of the Plan, your Award of RSUs, nor the issuance of Shares or other consideration in connection with your Award, gives you the right to continued employment or service with the Company (or any of our Subsidiaries).

11.	What events can trigger forfeiture of my Restricted Stock Units?

Except as may otherwise be specifically provided in your Award Agreement, your unvested RSUs will normally be cancelled and forfeited upon your Separation from Service.

In addition, your RSUs and any cash or Shares paid to you in settlement of your RSUs, and any profits from sale of such Shares, are subject to clawback, recoupment or repayment if you commit certain bad acts, you engage in certain practices injurious to the Company or any of its Subsidiaries, or if the Company or any of its Subsidiaries experiences regulatory or capital issues. These clawback, recoupment and repayment provisions are set forth in detail in Section 8 of the Plan.

The Committee may, in its discretion, accelerate the vesting of your Award in special circumstances, subject to certain provisions of the Plan and the law.

12.	What documents govern my Restricted Stock Units?

The Plan, your Award Agreement, and these Terms and Conditions express the entire understanding between you and the Company with respect to your RSUs. In the event of any conflict between these documents, the terms of the Plan will always govern. You should never rely on any oral description of the Plan or your Award Agreement because the written terms of the Plan will always govern. The Committee has the sole authority to interpret this document and the Plan. Any such interpretation will be binding on you, us, and other persons.

APPENDIX A

Relative TSR Comparator Group List (n = 66)

[Peer institutions as determined by the Committee for purposes of an applicable grant]

APPENDIX A

Eligible Positions and Target Award Percentages

Title/Responsibilities	Target Incentive (as % of Base Salary)
Chief Executive Officer	66.7%
Chief Financial Officer	50%
Chief Operating Officer	50%
EVP, Commercial Banking	75%
Executive Vice Presidents	40%
Senior Vice Presidents	30%
First Vice Presidents	15%
Vice Presidents	10%
Assistant Vice Presidents	7.5%
Assistant Managers	5%
Senior Revenue Generators	50%
Revenue Generators	30%